Exhibit 99.1

NEWS
RELEASE

2011-09

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL ANNOUNCES EXPIRATION OF CONSENT SOLICITATIONS

HOUSTON, TEXAS, May 26, 2011 – Frontier Oil Corporation (NYSE: FTO) announced today the expiration of the consent solicitations launched on May 13, 2011 relating to Frontier’s 8.5% Senior Notes due 2016 in aggregate principal amount outstanding of $200 million and 6.875% Senior Notes due 2018 in aggregate principal amount outstanding of $150 million to effect proposed amendments to the indentures governing the notes.

Holders of more than 51% of the aggregate principal amount of each series of notes have delivered and not revoked their valid consents. The consents granted pursuant to the consent solicitations are no longer revocable, effective at 5:00 p.m. New York City time, May 26, 2011.

Frontier engaged UBS Investment Bank to act as the solicitation agent in connection with the consent solicitation.

This announcement is not a solicitation of consent with respect to any notes. The consent solicitation was made solely by the Consent Solicitation Statement dated May 13, 2011 and the related Consent Form.

About Frontier

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website at www.frontieroil.com.

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10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616